Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and between

AIR PRODUCTS AND CHEMICALS, INC.

and

VERSUM MATERIALS, INC.

Dated as of [•], 2016

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ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

Section 4.1	Representations and Warranties	15
Section 4.2	Restrictions on Air Products	16
Section 4.3	Restrictions on Versum	16

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1	Indemnity Obligations	18
Section 5.2	Indemnification Payments	19
Section 5.3	Payment Mechanics	19
Section 5.4	Treatment of Payments	20

ARTICLE VI

TAX CONTESTS

Section 6.1	Notice	20
Section 6.2	Separate Returns	20
Section 6.3	Joint Return	20
Section 6.4	Obligation of Continued Notice	20
Section 6.5	Settlement Rights	21

ARTICLE VII

COOPERATION

Section 7.1	General	21
Section 7.2	Consistent Treatment	22

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1	Retention of Records	22
Section 8.2	Access to Tax Records	23

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [            ], between Air Products and Chemicals, Inc. (“Air Products”), a Delaware corporation, and Versum Materials, Inc. (“Versum” and, together with Air Products, the “Parties”), a Delaware corporation and a wholly owned subsidiary of Air Products. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of the date hereof, between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the board of directors of Air Products (the “Board”) has determined that it is in the best interests of Air Products and its stockholders to separate Air Products into two separate, publicly traded companies, one for each of (i) the Air Products Retained Business, which shall be owned and conducted, directly or indirectly, by Air Products and its Subsidiaries and (ii) the Versum Business, which shall be owned and conducted, directly or indirectly, by Versum and its Subsidiaries;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of Air Products and its stockholders for Air Products to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Versum which, in exchange therefor, Versum shall: (i) issue to Air Products shares of Versum Common Stock and Versum Securities and (ii) agree to pay Air Products the Versum Financing Cash Distribution;

WHEREAS, following the completion of the Internal Reorganization and the Versum Financing Cash Distribution, Air Products shall cause the Distribution Agent to issue pro rata to the Record Holders, all of the issued and outstanding shares of Versum Common Stock (such issuance, the “Distribution” and, together with the Internal Reorganization, the Debt-for-Debt Exchange and the Contribution, the “Transactions”);

WHEREAS, Versum has been formed for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Transactions;

WHEREAS, as of the date hereof, Air Products is the common parent of an affiliated group of domestic corporations that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither Versum nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Contribution and the Distribution, taken together, will qualify as a transaction that will qualify under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Parties will undertake the Debt-for-Debt Exchange, as described in the Separation Agreement; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Article IX.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Air Products” shall have the meaning set forth in the preamble hereto.

“Air Products Group” shall have the meaning set forth in the Separation Agreement.

“Air Products Retained Business” shall have the meaning set forth in the Separation Agreement.

“Air Products Separate Return” shall mean any Tax Return of or including any member of the Air Products Group (including any consolidated, combined or unitary return) that does not include any member of the Versum Group.

“Assume”, and the correlative term “Assumption”, shall have the meaning set forth in the Separation Agreement.

“Board” shall have the meaning set forth in the recitals.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2 and Section 6.3 of this Agreement.

“Conveyance and Assumption Instruments” shall have the meaning set forth in the Separation Agreement.

“Code” shall have the meaning set forth in the recitals.

“Contribution” shall mean the (i) Transfer, directly or indirectly, of all of the Versum Assets from Air Products to Versum and (ii) the Assumption of the Versum Liabilities, directly or indirectly, by Versum, in each case, relating to, arising out of or resulting from the transactions contemplated by the Separation Agreement, together with the conversion of Versum from a limited liability company to a Delaware corporation.

“Debt-for-Debt Exchange” shall have the meaning set forth in the Separation Agreement.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agent” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean either the Versum Group or the Air Products Group, as the context requires.

“Income Tax” shall mean any Federal Income Tax and any state or local or Non-U.S. Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax, including without limitation, the Korean excess retained earnings tax.

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Intended Tax Treatment” shall mean the qualification of the Transactions for the intended tax treatment, including as set forth in any Tax Opinion or the Separation Plan.

“Internal Reorganization” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Joint Return” shall mean (i) any Tax Return that actually includes, by election or otherwise, one or more members of the Air Products Group together with one or more members of the Versum Group or (ii) any Tax Return that includes Tax Items attributable to both the Air Products Retained Business and the Versum Business.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2 and Section 6.3 of this Agreement.

“Non-Income Tax” shall mean any Tax that is not an Income Tax.

“Non-U.S. Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2, as applicable.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Versum management or shareholders, is a hostile acquisition, or otherwise, as a result of which Versum (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Versum (or any successor thereto) and/or one or more holders of Versum Common Stock, respectively, any amount of stock of Versum, that would, when combined with any other direct or indirect changes in ownership of the stock of Versum pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of Versum as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Versum as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Versum of a shareholder rights plan or (ii) issuances by Versum that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Record Holders” shall have the meaning set forth in the Separation Agreement.

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Separate Return” shall mean an Air Products Separate Return or an Versum Separate Return, as the case may be.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall mean the Air Products Global Step Plan, dated [     ], attached hereto as Exhibit A.

“Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Transactions, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement, and (ii) any Tax attributable to any action set out in Section 4.2 or Section 4.3.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“State Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of Air Products and Versum, provided to Skadden, Arps, Slate, Meagher & Flom LLP, or any other law or accounting firm in connection with any Tax Opinion.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1.

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Air Products (or any of its Affiliates) or Versum (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any transaction to have the Intended Tax Treatment.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transactions” shall have the meaning set forth in the recitals.

“Transfer” shall have the meaning set forth in the Separation Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Intended Tax Treatment of the Transactions. Any such opinion must assume that the Transactions would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

“Versum” shall have the meaning set forth in the preamble hereof.

“Versum Assets” shall have the meaning set forth in the Separation Agreement.

“Versum Business” shall have the meaning set forth in the Separation Agreement.

“Versum Common Stock” shall have the meaning set forth in the Separation Agreement.

“Versum Financing Cash Distribution” shall have the meaning set forth in the Separation Agreement.

“Versum Group” shall have the meaning set forth in the Separation Agreement.

“Versum Liabilities” shall have the meaning set forth in the Separation Agreement.

“Versum Securities” shall have the meaning set forth in the Separation Agreement.

“Versum Separate Return” shall mean any Tax Return of or including any member of the Versum Group (including any consolidated, combined or unitary return) that does not include any member of the Air Products Group.

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1 General Rule.

(a) Air Products Liability. Air Products shall be liable for, and shall indemnify and hold harmless the Versum Group from and against any liability for, Taxes which are allocated to Air Products under this Article II.

(b) Versum Liability. Versum shall be liable for, and shall indemnify and hold harmless the Air Products Group from and against any liability for, Taxes which are allocated to Versum under this Article II.

Section 2.2 U.S. Federal Income Tax Relating to Joint Returns.

(a) Versum shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the entities listed in Schedule 2.2(a) for all Pre-Distribution Periods.

(b) Air Products shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Federal Income Taxes described in Section 2.2(a) for all Pre-Distribution Periods.

Section 2.3 U.S. Federal Income Tax Relating to Separate Returns.

(a) Air Products shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Air Products Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

(b) Versum shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Versum Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

Section 2.4 U.S. State Tax Relating to Joint Returns.

(a) Versum shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the entities listed in Schedule 2.4(a) for all Pre-Distribution Periods.

(b) Air Products shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.4(a) for all Pre-Distribution Periods.

(c) Versum shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the entities listed in Schedule 2.4(c) for all Post-Distribution Periods.

(d) Air Products shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.4(c) for all Post-Distribution Periods.

Section 2.5 U.S. State Tax Relating to Separate Returns.

(a) Air Products shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Air Products Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

(b) Versum shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Versum Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

Section 2.6 Non-U.S. Tax Relating to Joint Returns.

(a) Versum shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the entities listed in Schedule 2.6(a) for all Pre-Distribution Periods.

(b) Air Products shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Non-U.S. Taxes described in Section 2.6(a) for all Pre-Distribution Periods.

(c) Versum shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the entities listed in Schedule 2.6(c) for all Post-Distribution Periods.

(d) Air Products shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Non-U.S. Taxes described in Section 2.6(c) for all Post-Distribution Periods.

Section 2.7 Non-U.S. Tax Relating to Separate Returns.

(a) Air Products shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Air Products Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

(b) Versum shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Versum Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

Section 2.8 Non-Income Taxes.

To the extent not otherwise allocated under this Article II, Non-Income Taxes shall be allocated as follows:

(a) Versum shall pay and be responsible for any and all Non-Income Taxes that are attributable to the entities listed in Schedule 2.8(a) for all Pre-Distribution Periods.

(b) Air Products shall pay and be responsible for any and all Non-Income Taxes other than those Non-Income Taxes described in Section 2.8(a) for all Pre-Distribution Periods.

(c) Versum shall pay and be responsible for any and all Non-Income Taxes that are imposed on the Versum Group for all Post-Distribution Periods.

(d) Air Products shall pay and be responsible for any and all Non-Income Taxes that are imposed on the Air Products Group for all Post-Distribution Periods.

Section 2.9 Separation Taxes.

Notwithstanding anything in Article II to the contrary:

(a) Versum shall pay and be responsible for any and all Separation Taxes that are listed in Schedule 2.9(a), identified by the jurisdiction imposing such Tax, the step in the Separation Plan with respect to which such Tax is triggered, and a description of the nature of such Tax.

(b) Air Products shall pay and be responsible for any and all Separation Taxes other than those Separation Taxes described in Section 2.9(a).

Section 2.10 Determination of Tax Attributable to a Particular Entity.

(a) For purposes of this Article II, the amount of Taxes attributable to a particular entity shall be determined by Air Products in a manner consistent with the past return filing practices of the Air Products Group with respect to the relevant Tax Return (including any past accounting methods, elections and conventions). Without limiting the generality of the foregoing, the following principles shall apply for purposes of determining the amount of Tax attributable to a particular entity:

(i) including only Tax Items of the relevant entity that were included in the relevant Tax Return (i.e., as though the relevant entity prepared such Tax Return on a stand-alone basis);

(ii) except as provided in Section 2.10(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Tax Return for such period;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(iv) assuming that the relevant entity elects not to carry back any net operating losses.

(b) In the event a Non-Income Tax is attributable or traceable to a specific asset, then such Tax shall be attributable to the entity that owns the relevant asset.

Section 2.11 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

Section 2.12 Certain Transaction Taxes and Breaches of Covenants.

Notwithstanding anything in Article II to the contrary:

(a) Versum shall be responsible for (i) any and all Tax-Related Losses for which Versum is responsible pursuant to Section 5.1(b) of this Agreement and (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Versum Group pursuant to this Agreement.

(b) Air Products shall be responsible for (i) any and all Tax-Related Losses for which Air Products is responsible pursuant to Section 5.1(a) of this Agreement and (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Air Products Group pursuant to this Agreement.

Section 2.13 Straddle Periods. If the taxable year or other taxable period of Air Products, Versum or any of their respective Subsidiaries, does not close on the Distribution Date, then the allocation of any Tax Items attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be deemed equal to the amount that would have been so attributable if such taxable year had closed on the Distribution Date; provided that (i) exemptions, allowances, or deductions that are calculated on an annual or periodic basis, and (ii) property Taxes or other non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions, shall be allocated between such portions in proportion to the number of days in each such portion.

Section 2.14 Tax Refunds.

(a) Air Products shall be entitled to all Refunds for Taxes for which Air Products is responsible pursuant to this Article II, and Versum shall be entitled to all Refunds for Taxes for which Versum is responsible pursuant to this Article II.

(b) A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within five (5) business days after the receipt of the Refund. For purposes of this Section 2.14(b), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

Section 2.15 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Air Products Group and any member of the Versum Group shall be terminated with respect to the Versum Group and the Air Products Group as of the Distribution Date. No member of either the Versum Group or the Air Products Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Air Products’ Responsibility. Air Products shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns (other than Joint Returns required to be filed by Versum) and all Air Products Separate Returns. All Joint Returns required to be filed by Versum shall be prepared by Air Products and delivered to Versum to be filed when due (taking into account any applicable extensions).

Section 3.2 Versum’s Responsibility. Except as otherwise provided in the foregoing Section 3.1, Versum shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Versum Group. The Tax Returns required to be prepared and filed by Versum under this Section 3.2 shall include any Versum Separate Returns.

Section 3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) directly relate to matters for which the Reviewing Party may have an indemnification obligation to the Preparing Party, or that may give rise to a refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party, the Preparing Party shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Air Products Retained Business or the Versum Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least fifteen (15) days prior to the due date for such Tax Return, and shall use commercially reasonable efforts to modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such portion of a Tax Return.

Section 3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

Section 3.5 Tax Reporting Practices. Except as provided in the following Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Versum is the Preparing Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used by Air Products in preparing similar Tax Returns (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Versum; and (ii) that, to the extent consistent with the foregoing clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Versum shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Versum shall not be permitted, and shall not permit any member of the Versum Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired.

Section 3.6 Reporting of Transactions. Air Products and Versum shall timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Treasury Regulations) to report each step of the Transactions in accordance with the Intended Tax Treatment. The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the treatment thereof in any Tax Opinion, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported. If Air Products determines, in its sole and absolute discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Transactions, Versum agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Air Products.

Section 3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Preparing Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. The obligation to make payments pursuant to this Section 3.7(a) shall not affect a Party’s right, if any, to receive payments under Article V or otherwise be indemnified with respect to that Tax liability.

(b) The Preparing Party shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.1 or 3.2, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Preparing Party under this Agreement. The other Party shall pay such amount to the Preparing Party no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.7(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

Section 3.8 Amended Returns and Carrybacks.

(a) Versum shall not, and shall not permit any member of the Versum Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period or Straddle Period without the prior written consent of Air Products, such consent to be exercised in Air Products’ sole and absolute discretion.

(b) Versum shall, and shall cause each member of the Versum Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.

(c) Versum shall not, and shall cause each member of the Versum Group not to, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, without the prior written consent of Air Products, such consent to be exercised in Air Products’ sole and absolute discretion.

(d) Receipt of consent by Versum or a member of the Versum Group from Air Products pursuant to the provisions of this Section 3.8 shall not limit or modify Versum’s continuing indemnification obligation pursuant to Article V.

Section 3.9 Tax Attributes.

(a) Versum shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Distribution Date; provided, however, that such determination shall be made in a manner that is (i) consistent with Past Practices; (ii) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (iii) consistent with the Tax Certificates and the Intended Tax Treatment; and (iv) reasonably determined by Versum to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Periods and the portion of all Straddle Periods ending on the Distribution Date.

(b) Upon the reasonable request of Versum, Air Products shall provide Versum with any reasonably available Tax Records relating to the determination of Tax Attributes if and only to the extent such Tax Records exist on the Distribution Date. Nothing in this Agreement, including this Section 3.9(b), shall require Air Products to make any determinations or otherwise create any Tax Records with respect to Tax Attributes or the determination thereof.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

Section 4.1 Representations and Warranties.

(a) Air Products, on behalf of itself and all other members of the Air Products Group, hereby represents and warrants that (i) it has examined the Tax Opinions, the Separation Plan, the Tax Certificates and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions and the creation of the Separation Plan (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Air Products or any member of the Air Products Group or the Air

Products Retained Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Air Products, on behalf of itself and all other members of the Air Products Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Air Products or any member of the Air Products Group or the Air Products Retained Business.

(b) Versum, on behalf of itself and all other members of the Versum Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Versum or any member of the Versum Group or the Versum Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Versum, on behalf of itself and all other members of the Versum Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Versum or any member of the Versum Group or the Versum Business.

(c) Each of Air Products, on behalf of it itself and all other members of the Air Products Group, and Versum, on behalf of itself and all other members of the Versum Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Transactions not to qualify for the Intended Tax Treatment.

(d) Each of Air Products, on behalf of it itself and all other members of the Air Products Group, and Versum, on behalf of itself and all other members of the Versum Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 4.2 Restrictions on Air Products.

(a) Air Products, on behalf of itself and all other members of the Air Products Group, hereby covenants and agrees that no member of the Air Products Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Opinions or the Tax Certificates, or (ii) any action which adversely affects or could reasonably be expected to adversely affect the Intended Tax Treatment of the Transactions.

Section 4.3 Restrictions on Versum.

(a) Versum, on behalf of itself and all other members of the Versum Group, hereby covenants and agrees that no member of the Versum Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Opinions or the Tax Certificates, or (ii) any action which adversely affects or could reasonably be expected to adversely affect the Intended Tax Treatment of the Transactions.

(b) Versum shall not, directly or indirectly, (i) pre-pay, pay down, redeem, retire or otherwise acquire, however effected including pursuant to the terms thereof, any of the Versum Securities prior to their stated maturity or permit any member of the Versum

Group to take any such action, or (ii) take or permit to be taken any action at any time, including, without limitation, any modification to the terms of the Versum Securities that could jeopardize, directly or indirectly, the qualification, in whole or part, of any of the Versum Securities as “securities” within the meaning of Section 361(a) of the Code (or permit any member of the Versum Group to take or permit to be taken any such action).

(c) During the Restricted Period, Versum:

(i) shall continue and cause to be continued the active conduct of the Versum Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (and shall not cause or permit any of its Affiliates to) (1) enter into any Proposed Acquisition Transaction or, to the extent Versum has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any Versum stock, or rights to acquire Versum stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Versum capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent or greater interest in Versum or would reasonably be expected to result in a failure to preserve the Intended Tax Treatment of the Transactions; and

(iv) shall not and shall not permit any member of the Versum Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of Versum or the Versum Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Versum or any member of the Versum Group. The percentages of gross assets or consolidated gross assets of Versum or the Versum Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Versum and the members of the Versum Group as of the Distribution Date. For purposes of this Section 4.3(c)(iv), a merger of Versum or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Versum shall constitute a disposition of all of the assets of Versum or such Subsidiary.

(d) Notwithstanding the restrictions imposed by the foregoing Sections 4.3(a), (b) and (c), Versum or a member of the Versum Group may take any of the actions or transactions described therein if Versum either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Air Products or (ii) obtains the prior written consent of Air Products waiving the requirement that Versum obtain an Unqualified Tax Opinion, such waiver to be provided in Air Products’ sole and absolute discretion. Air Products’ evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Versum shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Air Products for all reasonable out-of-pocket expenses that Air Products or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Air Products’ waiver of Versum’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Versum’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1 Indemnity Obligations.

(a) Air Products shall indemnify and hold harmless Versum from and against, and will reimburse Versum for, (i) all liability for Taxes allocated to Air Products pursuant to Article II, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Air Products Group pursuant to this Agreement, and (iii) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Air Products (or any Air Products Affiliate) by any means whatsoever by any Person.

(b) Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Versum shall indemnify and hold harmless Air Products from and against, and will reimburse Air Products for, (i) all liability for Taxes allocated to Versum pursuant to Article II, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Versum Group pursuant to this Agreement, (iii) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Versum (or any Versum Affiliate) by any means whatsoever by any Person and (iv) the amount of any Refund received by any member of the Versum Group that is allocated to Air Products pursuant to Section 2.14(a).

(c) To the extent that any Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), responsibility for such Tax-Related Loss shall be shared by Air Products and Versum according to relative fault.

Section 5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any other Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any other Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination made with respect to Article II, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

Section 5.3 Payment Mechanics.

(a) Subject to Section 10.7, all payments under this Agreement shall be made by Air Products directly to Versum and by Versum directly to Air Products; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Air Products Group, on the one hand, may make such indemnification payment to any member of the Versum Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Preparing Party or Indemnitee pursuant to this Agreement for which such Preparing Party or Indemnitee, as the case may be, has received a payment from the other Party, such Preparing Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all United States federal income Tax purposes as either (i) a non-taxable contribution by Air Products to Versum, or (ii) a distribution by Versum to Air Products, in each case, made immediately prior to the Distribution. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE VI

TAX CONTESTS

Section 6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

Section 6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Air Products shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

Section 7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group; and

(v) the provision of all information necessary for Air Products to be able to calculate and claim Tax Attributes or the benefits thereof, including research and development credits, for any Tax Return of Air Products or any member of the Air Products Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise, that is inconsistent with (a) the treatment of payments between the Air Products Group and the Versum Group as set forth in Section 5.4, or (b) the Intended Tax Treatment.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Air Products Group or the Versum Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Air Products Group proposes to destroy such records or documents, it shall first notify the Versum Group in writing and the Versum Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Versum Group proposes to destroy such records or documents, it shall first notify the Air Products Group in writing and the Air Products Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Air Products and Versum and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Air Products and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any of the Conveyance and Assumption Instruments, this Agreement shall control.

Section 10.2 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

Section 10.3 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 10.4 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, Air Products shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Versum shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither Air Products nor Versum would have entered into this Agreement.

Section 10.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

Section 10.6 Application to Present and Future Subsidiaries. This Agreement is being entered into by Air Products and Versum on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Air Products or Versum in the future.

Section 10.7 Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Air Products, an Affiliate of Air Products, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement. No assignment permitted by this Section 10.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.8 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.9 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 10.10 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 10.11 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.11):

If to Air Products, to:

[ • ]

[ • ]

[ • ]

Attn: [ • ]

Facsimile: [ • ]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: David M. Rievman

Attn: Steven J. Matays

Facsimile: (917) 777-2372

If to Versum, to:

[ • ]

[ • ]

[ • ]

Attn: [ • ]

Facsimile: [ • ]

with a copy to:

[ • ]

[ • ]

[ • ]

Attn: [ • ]

Facsimile: [ • ]

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 10.12 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Name:
Title:

VERSUM MATERIALS, INC.

By:
Name:
Title: